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                          AGREEMENT AND PLAN OF MERGER

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                                TABLE OF CONTENTS
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SECTION 1    THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . .   2

     1.1     Effect of the Merger. . . . . . . . . . . . . . . . . . . . . .   2
     1.2     Effective Time of the Mergers . . . . . . . . . . . . . . . . .   3
     1.3     Articles of Incorporation and Bylaws of Mesa
             Following Effective Time. . . . . . . . . . . . . . . . . . . .   4
     1.4     Directors of Mesa . . . . . . . . . . . . . . . . . . . . . . .   4

SECTION 2    CONVERSION AND EXCHANGE OF STOCK. . . . . . . . . . . . . . . .   4

     2.1     Conversion and Exchange of Mesa Stock at
             Effective Time. . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.2     Surrender and Exchange of Stock . . . . . . . . . . . . . . . .   5
     2.3     Adjustments Because of Changes in Liquids
             Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

SECTION 3    REPRESENTATIONS AND WARRANTIES OF
             THE SHAREHOLDER AND THE MESA COMPANIES. . . . . . . . . . . . .   5

     3.1     Existence; Qualification. . . . . . . . . . . . . . . . . . . .   6
     3.2     Title to Stock and Subsidiaries . . . . . . . . . . . . . . . .   6
     3.3     Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.4     Financial Statements. . . . . . . . . . . . . . . . . . . . . .   7
     3.5     Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.6     Permits, Licenses, Etc. . . . . . . . . . . . . . . . . . . . .   8
     3.7     Fixed Assets. . . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.8     Contracts and Agreements; Adverse Restrictions. . . . . . . . .   9
     3.9     Transaction with Related Parties. . . . . . . . . . . . . . . .   9
     3.10    Title and Liens . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.11    Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.12    Employment Agreements and Benefit Plans . . . . . . . . . . . .  11
     3.13    Continuation of Business. . . . . . . . . . . . . . . . . . . .  11
     3.14    Copies Complete; No Default . . . . . . . . . . . . . . . . . .  11
     3.15    Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.16    No Hazardous Waste, Other Facilities. . . . . . . . . . . . . .  12
     3.17    No Exposure to Hazardous or Toxic Substances. . . . . . . . . .  13
     3.18    Underground Storage Tanks . . . . . . . . . . . . . . . . . . .  13
     3.19    Disposal Facilities Used. . . . . . . . . . . . . . . . . . . .  13
     3.20    Borrowed Monies . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.21    Absence of Certain Changes, Events or
             Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.22    Tax Returns and Audits. . . . . . . . . . . . . . . . . . . . .  14
     3.23    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.24    Rights and Authorizations . . . . . . . . . . . . . . . . . . .  16
     3.25    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.26    No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . .  16


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     3.27    Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.28    Environmental Matters . . . . . . . . . . . . . . . . . . . . .  17
     3.29    Approval by Shareholder and Directors . . . . . . . . . . . . .  17
     3.30    Specific Representations and Warranties Relating
             to Pooling-of-Interests Accounting. . . . . . . . . . . . . . .  18
     3.31    Disclosure Schedules. . . . . . . . . . . . . . . . . . . . . .  18

SECTION 4    RESALES OF LIQUIDS STOCK. . . . . . . . . . . . . . . . . . . .  18

     4.1     Stock Distribution Agreement. . . . . . . . . . . . . . . . . .  18
     4.2     Investment Representations and Warranties . . . . . . . . . . .  19

             (a)   Investment Intent . . . . . . . . . . . . . . . . . . . .  19
             (b)   Access to Information . . . . . . . . . . . . . . . . . .  19
             (c)   Investment Advice . . . . . . . . . . . . . . . . . . . .  19

SECTION 5    REPRESENTATIONS AND WARRANTIES OF LIQUIDS . . . . . . . . . . .  20

     5.1     Corporate Organization. . . . . . . . . . . . . . . . . . . . .  20
     5.2     Authorization . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.3     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.4     Copies Complete; No Default . . . . . . . . . . . . . . . . . .  21
     5.5     No Conflict.. . . . . . . . . . . . . . . . . . . . . . . . . .  21
     5.6     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     5.7     Representations and Warranties Relating to
             Pooling-of-Interests Accounts . . . . . . . . . . . . . . . . .  22
     5.8     Brokers, Finders, Etc.. . . . . . . . . . . . . . . . . . . . .  22
     5.9     Financial Statements. . . . . . . . . . . . . . . . . . . . . .  22
     5.10    Accuracy of Registration Statement. . . . . . . . . . . . . . .  22
     5.11    Representations Relating to Tax-Free
             Reorganizations . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.12    Absence of Voting or Buy-Sell Agreement . . . . . . . . . . . .  24

SECTION 6    COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

     6.1     Conduct of Business . . . . . . . . . . . . . . . . . . . . . .  24
     6.2     Access to Information . . . . . . . . . . . . . . . . . . . . .  26
     6.3     Public Announcements. . . . . . . . . . . . . . . . . . . . . .  27
     6.4     Notification of Material Events . . . . . . . . . . . . . . . .  27
     6.5     Certain Employee Matters. . . . . . . . . . . . . . . . . . . .  28
     6.6     Employment Agreements . . . . . . . . . . . . . . . . . . . . .  28
     6.7     THIS SECTION HAS BEEN INTENTIONALLY LEFT BLANK. . . . . . . . .  28
     6.8     Noncompetition. . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.9     Election of Shareholder to Board of Directors of
             Liquids . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


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     6.10    Redemption of Mesa Series A Preferred Stock . . . . . . . . . .  28
     6.11    Liquids Stock Options . . . . . . . . . . . . . . . . . . . . .  29
     6.12    Resignations. . . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.13    Amendments to Liquids/AWW Merger Agreement. . . . . . . . . . .  29
     6.14    Certain Indebtedness. . . . . . . . . . . . . . . . . . . . . .  30

SECTION 7    CLOSING CONDITIONS. . . . . . . . . . . . . . . . . . . . . . .  30

     7.1     Conditions to the Obligations of Liquids and the
             Newco Companies . . . . . . . . . . . . . . . . . . . . . . . .  30

             (a)   Accuracy of Representations and
                   Warranties. . . . . . . . . . . . . . . . . . . . . . . .  30
             (b)   Performance of Covenants. . . . . . . . . . . . . . . . .  31
             (c)   No Adverse Proceedings or Events. . . . . . . . . . . . .  31
             (d)   Deliveries at Closing . . . . . . . . . . . . . . . . . .  31
             (e)   Opinion of Counsel. . . . . . . . . . . . . . . . . . . .  31
             (f)   Qualification as Pooling of Interest. . . . . . . . . . .  31
             (g)   Closing of the AWW Merger . . . . . . . . . . . . . . . .  31

     7.2     Conditions to Obligations of the Shareholder and
             the Mesa Companies. . . . . . . . . . . . . . . . . . . . . . .  31

             (a)   Accuracy of Representations and
                   Warranties. . . . . . . . . . . . . . . . . . . . . . . .  31
             (b)   Performance of Covenants. . . . . . . . . . . . . . . . .  32
             (c)   No Adverse Proceedings or Events. . . . . . . . . . . . .  32
             (d)   Deliveries at Closing . . . . . . . . . . . . . . . . . .  32
             (e)   Opinion of Counsel. . . . . . . . . . . . . . . . . . . .  32
             (f)   Closing of the AWW Merger . . . . . . . . . . . . . . . .  32
             (g)   Complete Execution of Stock Voting
                   Agreement . . . . . . . . . . . . . . . . . . . . . . . .  32

SECTION 8    CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

     8.1     Time and Place. . . . . . . . . . . . . . . . . . . . . . . . .  32
     8.2     Deliveries by Shareholder at Closing. . . . . . . . . . . . . .  33
     8.3     Deliveries by Liquids at Closing. . . . . . . . . . . . . . . .  33
     8.4     Expenses of Closing . . . . . . . . . . . . . . . . . . . . . .  34

SECTION 9    TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . .  34

     9.1     Mutual Consent. . . . . . . . . . . . . . . . . . . . . . . . .  34
     9.2     By Liquids. . . . . . . . . . . . . . . . . . . . . . . . . . .  34


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     9.3     By the Shareholder. . . . . . . . . . . . . . . . . . . . . . .  36
     9.4     Termination by the Shareholder or Liquids . . . . . . . . . . .  37

SECTION 10   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . .  37

     10.1    General Indemnity . . . . . . . . . . . . . . . . . . . . . . .  37
     10.2    Limitations on Indemnity. . . . . . . . . . . . . . . . . . . .  38

             (a)   Indemnification Period. . . . . . . . . . . . . . . . . .  39
             (b)   Indemnification Procedure . . . . . . . . . . . . . . . .  39
             (c)   Limitations on Indemnified Losses . . . . . . . . . . . .  39
             (d)   Third-Party Beneficiaries . . . . . . . . . . . . . . . .  40
             (e)   Defense of Third-Party Claims . . . . . . . . . . . . . .  40

SECTION 11   GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

     11.1    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     11.2    Integrated Agreement. . . . . . . . . . . . . . . . . . . . . .  42
     11.3    Construction. . . . . . . . . . . . . . . . . . . . . . . . . .  42
     11.4    Invalidity. . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     11.5    Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . .  42
     11.6    Litigation Expense. . . . . . . . . . . . . . . . . . . . . . .  43
     11.7    Counterpart Execution . . . . . . . . . . . . . . . . . . . . .  43
     11.8    Amendment and Waiver. . . . . . . . . . . . . . . . . . . . . .  43
     11.9    Time of Essence . . . . . . . . . . . . . . . . . . . . . . . .  43
     11.10   Negation of Third-Party Beneficiary . . . . . . . . . . . . . .  43
     11.11   Survival of Representations and Warranties. . . . . . . . . . .  43
     11.12   Knowledge Defined . . . . . . . . . . . . . . . . . . . . . . .  43
     11.13   Waiver of Subrogation, Etc. . . . . . . . . . . . . . . . . . .  44
     11.14   Joint and Several Agreements, Representations,
             Warranties, and Covenants . . . . . . . . . . . . . . . . . . .  44
     11.15   Schedules and Exhibits. . . . . . . . . . . . . . . . . . . . .  44


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                          AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (the "Agreement"), dated as of June 16, 1997 (the "Effective Date"), is entered into between and among U S LIQUIDS INC. ("Liquids"), a Delaware corporation; MESA ACQUISITION CORP. ("Mesa Newco"), T&T GS ACQUISITION CORP. ("T&T Newco"), and PHOENIX F&O ACQUISITION CORP. ("P Newco"), each a Texas corporation and a wholly-owned subsidiary of Liquids (the "Newco Companies"); MESA PROCESSING, INC. ("Mesa"), T&T GREASE SERVICE, INC. ("T&T") and PHOENIX FATS & OILS, INC. ("Phoenix"), each a Texas corporation (collectively referred to as the "Mesa Companies"), and THOMAS B. BLANTON (the "Shareholder").

                                R E C I T A L S:

     Liquids, by and through its subsidiary corporations, is engaged in the environmental services business, and among other things, Liquids provides environmental services for major and independent oil and gas companies and manages, treats, and disposes of nonhazardous oil field waste. Mesa is in the business, generally, of collecting, processing, and recycling fats and oils, servicing grease traps and septic tanks, and selling these processed and recycled finished products in the marketplace (referred to as the "Mesa Business"). T & T is affiliated with Mesa by common ownership, and owns and operates a business which complements and works together with the business of Mesa. Phoenix is also affiliated with Mesa by common ownership, and provides general and administrative support to Mesa and T&T. American WasteWater Inc. ("AWW") is a Texas corporation engaged in the business of processing nonhazardous liquid wastes. Liquids has developed a plan whereby the business of Liquids will be combined with the businesses of AWW, Mesa, T&T, and Phoenix. Liquids, AWW, Mesa, T&T, and Phoenix are all privately owned. The plan contemplates that each of Mesa, T&T, Phoenix, and AWW will merge into a separate Newco Company, pursuant to which Mesa, T&T, Phoenix, and AWW will each become a subsidiary corporation of Liquids, with the stockholders of those corporations receiving Liquids stock in the mergers.

     The respective boards of directors of Liquids, the Newco Companies, and the Mesa Companies have approved the merger of Mesa Newco into Mesa (the "Mesa Merger"), T&T Newco into T&T (the "T&T Merger") and P Newco into Phoenix (the "Phoenix Merger"), (collectively, the "Mergers") upon the terms and subject to the conditions set forth herein and have approved this Agreement as a "plan of reorganization" within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

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     Further, the respective boards of directors of Liquids, another wholly-
owned subsidiary of Liquids, and AWW have approved the merger of that wholly-owned subsidiary of Liquids into AWW (the "AWW Merger") pursuant to the terms and conditions of an agreement and plan of merger, dated as of the date hereof among Liquids, AWW Acquisition Corp. and AWW) (the "Liquids/AWW Merger Agreement") upon the terms and conditions set forth therein.

     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements herein contained, the parties agree as follows:


                                    SECTION 1

                                   THE MERGER

          1.1 EFFECT OF THE MERGER. In accordance with the provisions of this Agreement and the Texas Business Corporation Act (the "Texas Act"), at the Effective Time (as defined in Section 1.2 hereof):

               1.1.1 Mesa Newco shall be merged with and into Mesa; the separate existence of Mesa Newco shall cease; and Mesa as the surviving corporation shall continue its corporate existence under the laws of the State of Texas. Pursuant to the Mesa Merger, Mesa shall possess all the rights, privileges, powers, and franchises of Mesa Newco and shall be subject to all the restrictions, disabilities, and duties of Mesa Newco; all rights, privileges, powers, and franchises of Mesa Newco and all property, real, personal, and mixed, belonging to Mesa Newco shall be vested in Mesa; and all property, rights, privileges, powers, and franchises and every other interest shall be thereafter as effectually the property of Mesa as they were of Mesa Newco, and the title to any real estate vested by deed or otherwise in Mesa Newco shall not revert or be in any way impaired by reason of the Mesa Merger, provided that all rights of creditors and all liens upon any property of Mesa Newco shall be preserved unimpaired and all debts, liabilities, and duties of Mesa Newco shall thenceforth attach to Mesa and may be enforced against Mesa Newco to the same extent as if said debts, liabilities, and duties have been incurred or contracted by Mesa. Without limiting the generality of the foregoing, the Mesa Merger shall have the effects as set forth in the Texas Act.

               1.1.2 T&T Newco shall be merged with and into T&T; the separate existence of T&T Newco shall cease; and T&T as the surviving corporation shall continue its corporate existence under the laws of the State of Texas. Pursuant to the T&T Merger, T&T shall possess all the rights, privileges, powers, and franchises of T&T Newco and shall be subject to all the restrictions, disabilities, and duties of T&T Newco; all rights, privileges,


                                       -2-

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powers, and franchises of T&T Newco and all property, real, personal, and mixed, belonging to T&T Newco shall be vested in T&T; and all property, rights, privileges, powers, and franchises and every other interest shall be thereafter as effectually the property of T&T as they were of T&T Newco, and the title to any real estate vested by deed or otherwise in T&T Newco shall not revert or be in any way impaired by reason of the T&T Merger, provided that all rights of creditors and all liens upon any property of T&T Newco shall be preserved unimpaired and all debts, liabilities, and duties of T&T Newco shall thenceforth attach to T&T and may be enforced against T&T Newco to the same extent as if said debts, liabilities, and duties have been incurred or contracted by T&T. Without limiting the generality of the foregoing, the T&T Merger shall have the effects as set forth in the Texas Act.

               1.1.3 P Newco shall be merged with and into Phoenix; the separate existence of P Newco shall cease; and Phoenix as the surviving corporation shall continue its corporate existence under the laws of the State of Texas. Pursuant to the Phoenix Merger, Phoenix shall possess all the rights, privileges, powers, and franchises of P Newco and shall be subject to all the restrictions, disabilities, and duties of P Newco; all rights, privileges, powers, and franchises of P Newco and all property, real, personal, and mixed, belonging to P Newco shall be vested in Phoenix; and all property, rights, privileges, powers, and franchises and every other interest shall be thereafter as effectually the property of Phoenix as they were of P Newco, and the title to any real estate vested by deed or otherwise in P Newco shall not revert or be in any way impaired by reason of the Phoenix Merger, provided that all rights of creditors and all liens upon any property of P Newco shall be preserved unimpaired and all debts, liabilities, and duties of P Newco shall thenceforth attach to Phoenix and may be enforced against P Newco to the same extent as if said debts, liabilities, and duties have been incurred or contracted by Phoenix. Without limiting the generality of the foregoing, the Phoenix Merger shall have the effects as set forth in the Texas Act.


          1.2 EFFECTIVE TIME OF THE MERGERS. Each Merger shall become effective when a properly executed Articles of Merger, the form of which is attached hereto as Exhibit 1.2, is duly filed with the Office of the Secretary of State of Texas, which filing shall be made simultaneously with the closing of the transactions contemplated by this Agreement. The date and time when the Mergers shall become effective is referred to as the "Effective Time."


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          1.3  ARTICLES OF INCORPORATION AND BYLAWS OF MESA FOLLOWING EFFECTIVE
TIME. The Articles of Incorporation and Bylaws of each of the Mesa Companies, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of each respective Mesa Company immediately after the Effective Time.


          1.4 DIRECTORS OF MESA. As of the Effective Time, the officers and directors of each of the Mesa Companies shall be as follows:

               Thomas B. Blanton
               W. Gregory Orr.


                                    SECTION 2

                        CONVERSION AND EXCHANGE OF STOCK

          2.1  CONVERSION AND EXCHANGE OF MESA STOCK AT EFFECTIVE TIME.

               2.1.1 At the Effective Time, by virtue of the Mesa Merger and without any action on the part of any party hereto, (i) all of the shares of Mesa common stock (the "Mesa Stock"), par value $1.00 per share, issued and outstanding as of the Effective Time shall be converted into shares of Liquids common stock, par value $.01 per share (the "Liquids Stock"), and (ii) each issued and outstanding share of common stock of Mesa Newco, par value $.01 per share, shall be converted into one share of common stock of Mesa, par value $1.00 per share.

               2.1.2 At the Effective Time, by virtue of the T&T Merger and without any action on the part of any party hereto, (i) all of the shares of T&T common stock (the "T&T Stock"), par value $1.00 per share, issued and outstanding as of the Effective Time, shall be converted into shares of Liquids common stock, par value $.01 per share (the "Liquids Stock"), and (ii) each issued and outstanding share of common stock of T&T Newco, par value $.01 per share, shall be converted into one share of common stock of T&T, par value $1.00 per share.

               2.1.3 At the Effective Time, by virtue of the Phoenix Merger and without any action on the part of any party hereto, (i) all of the shares of Phoenix common stock (the "Phoenix Stock"), par value $1.00 per share, issued and outstanding as of the Effective Time shall be converted into shares of Liquids common stock, par value $.01 per share (the "Liquids Stock"), and (ii) each issued and outstanding share of common stock of P Newco, par value $.01 per share, shall be converted into one share of common stock of Phoenix, par value $1.00 per share.

     The Mesa Stock, T&T Stock, and Phoenix Stock are referred to herein collectively as the "Mesa Companies Stock."

     The total number of shares of Liquids Stock into which the Mesa Companies Stock will be converted pursuant to Sections 2.1.1, 2.1.2, and 2.1.3, shall be 1,062,500.


          2.2 SURRENDER AND EXCHANGE OF STOCK. At the Effective Time, the Shareholder shall cease to have any rights as a shareholder of any of the Mesa Companies, except such rights as he may have pursuant to this Agreement. After the Effective Time, the Shareholder shall be entitled to receive, upon surrender to Liquids of all certificates representing any of his ownership in the Mesa Companies Stock, a certificate or certificates representing the 1,062,500 shares of Liquids Stock into which his Mesa Companies Stock shall have been converted in accordance with Section 2.1 hereof.


          2.3 ADJUSTMENTS BECAUSE OF CHANGES IN LIQUIDS STOCK. The number of shares of Liquids Stock to be issued pursuant to Section 2.1 shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of shares of Liquids Stock outstanding and issuable pursuant to the transactions contemplated hereunder.


                                    SECTION 3

                        REPRESENTATIONS AND WARRANTIES OF
                     THE SHAREHOLDER AND THE MESA COMPANIES

     In order to induce Liquids and the Newco Companies to enter into this Agreement, the Mesa Companies jointly and severally represent, warrant, and covenant to Liquids and to the Newco Companies, effective as of the date of this Agreement and again as of the Closing Date, each of the matters set forth in this Section 3. Further, the Shareholder represents, warrants, and covenants to Liquids and to the Newco Companies, effective as of the date of this Agreement and again as of the Closing Date, each of the matters set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.9, 3.21, 3.22 and 3.29.

          3.1 EXISTENCE; QUALIFICATION. Each Mesa Company and Subsidiary, defined below, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (except that with respect to Grasas, defined below, this representation and warranty shall be limited to the knowledge of the Mesa Companies) and is qualified or licensed and in good standing in all jurisdictions in which the nature of its business or the properties owned by it require or will require it to be qualified or licensed to do business, except where failure to be so qualified or licensed will not have a material adverse effect on the Mesa Companies as a whole.


          3.2  TITLE TO STOCK AND SUBSIDIARIES.

          (a) Mesa has issued and outstanding 1,000 shares of Mesa Stock and 10,000 shares of Series A Preferred Stock, $1.00 par value. Thomas B. Blanton owns all 1,000 shares of the issued and outstanding Mesa Stock, and Sterling Trust Co., for the benefit of Earnest H. Byers, Jr., M.D., owns all 10,000 issued and outstanding shares of the Mesa Series A Preferred Stock, $1.00 par value. Prior to Closing, the Mesa Series A Preferred Stock shall be redeemed as described in Section 6.10. T&T has issued and outstanding 1,000 shares of T&T Stock. The Shareholder owns all such shares of the issued and outstanding T&T Stock. Phoenix has issued and outstanding 1,000 shares of Phoenix Stock. The Shareholder owns all such shares of the issued and outstanding Phoenix Stock. The Shareholder has good title to all of the Mesa Companies Stock of record and beneficially, free and clear of all liens, pledges, claims, contract restrictions and encumbrances of any kind. None of the Mesa Companies Stock is subject to any buy-sell agreement or any other contractual right or restriction. All issued and outstanding shares of the Mesa Companies Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, contracts, commitments, warrants, calls, agreements, understandings or other arrangements or rights of any character affecting or relating in any manner to the issuance of stock or other securities of any Mesa Company (whether by subscription, option, exchange, right of conversion, right of refusal or otherwise) or entitling anyone to acquire shares of stock or other securities of any kind of any Mesa Company.

          (b) Mesa owns all 100 issued and outstanding shares of Mesa International, Inc., a Barbados corporation ("MII"), and South Texas By-Products, Inc., a Texas Corporation. Further, the Shareholder owns all 1,000 issued and outstanding shares of Imperial Services, Inc., doing business as T&T, and all 1,000 issued and outstanding shares of National Enviro Waste Company, Inc., a Texas corporation. The Shareholder also owns

     49% of the issued and outstanding stock of Grasas Alimenticias Premezciadas, S.A. DE C.V. (GAPSA) ("Grasas"). Imperial Services, Inc., Mesa International, Inc., South Texas By-Products, Inc., National Enviro Waste Company, Inc., and Grasas are collectively referred to herein as the "Subsidiaries."

          (c) The Shareholder agrees that upon request by Liquids at or any time following Closing, the Shareholder shall execute such documents as are requested by Liquids to cause all issued and outstanding shares of any of the Subsidiaries owned by the Shareholder to be transferred to Liquids or to a Mesa Company designated by Liquids.

          (d) The Shareholder represents and warrants to Liquids that he has previously entered into a verbal agreement with the holders of all issued and outstanding shares of stock of Grasas whereby the Shareholder has the right to acquire ownership of all issued and outstanding stock of Grasas not presently owned by the Shareholder. However, the Shareholder does not represent and warrant that this verbal agreement is legally enforceable by him. Nevertheless, if so requested by Liquids, then the Shareholder shall at or anytime following Closing take such action as is reasonably necessary and appropriate to acquire all issued and outstanding shares of Grasas not presently owned by the Shareholder. If such action is requested by Liquids, then Liquids will indemnify and hold the Shareholder harmless for any costs or expenses incurred in connection with acquiring such stock of Grasas.


          3.3 AUTHORITY. Each Mesa Company and Subsidiary has all requisite right, power and authority to own, lease and operate its properties, to carry on its business as it has previously been carried on, and to perform its obligations under this Agreement. This Agreement is a valid and legally binding obligation of each Mesa Company and the Shareholder, enforceable against them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


          3.4 FINANCIAL STATEMENTS. The Mesa Companies have delivered to Liquids copies of the following financial statements (the "Financial Statements") of Mesa, T&T, Phoenix and the Subsidiaries at Schedule 3.4:

               (i) Balance Sheet, as of March 31, 1997 (the "Balance Sheet Date") and Balance Sheets as of December 31, 1995 and December 31, 1995; and

               (ii) Income Statements for the three (3) months ended March 31, 1996 and fiscal years ending December 31, 1996, December 31, 1995, and December 31, 1994.

Each Balance Sheet described in (i) above fairly presents the financial condition of the subject Mesa Company as of the date set forth thereon, and the Income Statements described in (ii) above fairly present the results of operations of the subject Mesa Company for the period set forth thereon. The Financial Statements have been prepared in accordance with generally accepted accounting principles, subject in the case of the unaudited Financial Statements, to such year-end audit adjustments as would be made if they were audited and the absence of complete footnotes.


          3.5 LIABILITIES. Schedule 3.5 contains a list and description of all liabilities, whether fixed, contingent, or uncontested, as to which any Mesa Company or Subsidiary or any part of its respective business is subject on the Effective Date to the knowledge of the Mesa Companies, except those liabilities shown on the December 31, 1996 Balance Sheet or incurred in the ordinary course of business or which do not, in the aggregate, materially and adversely affect the business of the Mesa Companies taken as a whole. At Closing, the Shareholder shall finally certify to Liquids that Schedule 3.5, as updated as of the Closing Date, is true, complete, and accurate, and such updated
Schedule 3.5, as finally certified at Closing, will not vary materially and adversely from the Schedule 3.5 delivered to Liquids as of the Effective Date.


          3.6 PERMITS, LICENSES, ETC. Schedule 3.6 contains a list of all material permits, licenses, applications, certificates, trademarks, trade names, and similar such items and rights, either pending, in negotiation, or otherwise relating to the business of any Mesa Company or Subsidiary. To the knowledge of each Mesa Company, except as set forth on Schedule 3.6, all of the permits, licenses, applications, franchises and other items set forth therein are adequate for the operation of the business of each Mesa Company or Subsidiary, except as would not have a material adverse effect upon the Mesa Companies and Subsidiaries taken as a whole, are valid and in full force and effect and will be owned by the Mesa Company or Subsidiary listed on Schedule 3.6 at Closing.

          3.7 FIXED ASSETS. Schedule 3.7 includes a list of all applicable title reports and title insurance policies and all leases, including those covering vehicles, relating to the assets of each Mesa Company or Subsidiary.
To the knowledge of the Mesa Companies, all of the vehicles, machinery and equipment shall be in the same condition on the Closing Date which they were in as of the Effective Date, less ordinary wear and tear. All leases of fixed assets shall be in full force and effect and binding upon the parties thereto, and none of the parties thereto shall be in breach of any of the material provisions thereof at the Effective Time. The Mesa Companies shall regularly update Schedule 3.7 between the Effective Date and the Closing Date to cause the information contained in Schedule 3.7 to continue to be reasonably accurate on the Closing Date. At Closing, the Shareholder shall finally certify to Liquids that Schedule 3.7, as updated as of the Closing Date, is true, complete, and accurate, and such updated Schedule 3.7 as finally certified, shall not vary materially and adversely from the Schedule 3.7 delivered to Liquids as of the Effective Date.


          3.8 CONTRACTS AND AGREEMENTS; ADVERSE RESTRICTIONS. Schedule 3.8 includes copies, as of the Effective Date, a copy of all material agreements to which any Mesa Company or Subsidiary is a party or by which it or any of its property is bound (including, but not limited to, joint venture or partnership agreements, loan agreements, bonds, mortgages, liens, pledges or other security agreements in any way relating to the business of any Mesa Company or Subsidiary). Except as indicated in Schedule 3.8, all such agreements included in Schedule 3.8 are in full force and effect and binding upon the parties thereto, and to the knowledge of each Mesa Company none of the parties thereto is in breach of any material provisions thereof.


          3.9  TRANSACTION WITH RELATED PARTIES.  Except as set forth on
Schedule 3.9 or for matters in the ordinary course of business, such as claims for salary, expense reimbursements, and similar items, neither the Shareholder nor any person who is affiliated with him has any claim of any kind against any Mesa Company or Subsidiary.


          3.10 TITLE AND LIENS.

               (a) At the Effective Time, each Mesa Company or Subsidiary will have good and indefeasible title to all contracts, assets and leasehold estates, real and personal, owned and used in its business, subject to no security interest, mortgage, pledge, lien, or encumbrance, except for:

                    (i)    liens or security interests reflected on
          Schedule 3.10(a) as securing specified liabilities that have no payment which is due through the date hereof which is not paid;

                    (ii) liens for current taxes and assessments that are not yet due and payable;

                    (iii) materialmen's, mechanics', workers', repairmen's or other similar liens arising in the ordinary cause of business for amounts not due and payable; or

                    (iv) any other encumbrance (excluding any security interest, mortgage, pledge or lien) which does not materially and adversely affect the use or value of any contract, asset or leasehold estate (including without limitation utility easements, reservations of mineral rights and similar matters), or the business, operations, or financial condition of the Mesa Companies taken as a whole.

               (b) The legal descriptions of all real properties owned or used by a Mesa Company or Subsidiary are attached at Schedule 3.10(b) (referred to herein as the "Real Property"). To the extent any such Real Property is held in the name of the Shareholder, the Shareholder and the Mesa Companies agree to, within 125 days after the Closing, take such actions as shall be requested by Liquids to transfer such real property to a Mesa Company acceptable to Liquids at such time, at or following the Closing, as such Real Property may be permissibly transferred. During the period between the Effective Time and the date upon which any such Real Property is so transferred, the Shareholder shall make such Real Property available to the Mesa Companies or Subsidiaries on the same basis upon which he is making it available to them as of the Effective Date. The parties agree that in order to enable the Shareholder to transfer such Real Property, the mortgage indebtedness on such Real Property, in the amounts set forth on
     Schedule 3.10(b), shall be required to be satisfied. Liquids agrees that it shall pay such Real Property mortgage indebtedness following the Closing and shall pay any other ordinary expenses required to be paid in order to enable the Shareholder to transfer such Real Property to one or more of the Mesa Companies as required herein. There are no leases, agreements or arrangements which create in or confer on any person or entity the right to occupy, possess, or use all or any portion of the Real Property or create in or confer on any such person or entity any right, title or interest in or to the Real Property or any portion thereof; except as set forth on
     Schedule 3.10(b), no portion of the Real Property contains any wetlands or lies within any floodway or the 100 year flood plain as determined or designated by the U.S. Army Corp of Engineers or any other federal, state or local governmental agency or instrumentality which materially interferes with the use of the Real Property, except as disclosed in any title insurance policy furnished to Liquids pursuant to Section 3.7; and there are no claims or demands pending or, to the best knowledge of the Shareholder, threatened by any person against the Real Property which, if valid, would create in, or confer on, any person other than the party identified as the owner thereof in Schedule 3.10(b), any right, title or interest in or to the Real Property or any portion thereof or any interest therein.


          3.11 PERSONNEL. Schedule 3.11 includes a list, as of the Effective Date, of all officers, directors and employees of each Mesa Company and each Subsidiary and their respective rates of compensation (including the portions thereof attributable to bonuses), including any other salary, bonus or other compensation arrangement made with any of them.


          3.12 EMPLOYMENT AGREEMENTS AND BENEFIT PLANS. None of the Mesa Companies have any pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan or arrangement except as described on Schedule 3.12.


          3.13 CONTINUATION OF BUSINESS. It is the contemplation of the parties that substantially all employees, agents, and independent contractors who are regularly engaged in the performance of services in the business of the Mesa Companies or Subsidiaries prior to Closing shall continue to be willing to perform those same services on the same terms and conditions as they were performed prior to Closing, and none of the Mesa Companies has any reason to know of any such employees, agents, or independent contractors who will not so continue to perform those services as aforesaid.


          3.14 COPIES COMPLETE; NO DEFAULT. The certified copies of the Articles of Incorporation and Bylaws, both as amended to date, of each Mesa Company attached as Schedule 3.14, and the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which have been delivered to Liquids in connection with the transactions contemplated hereby are substantially complete and accurate and are true and correct copies of the originals thereof, as amended. Except as provided in Schedule 3.14, none of such leases, instruments, agreements, licenses, permits, certificates or other documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby. Any consents or approvals that are required shall be obtained by the Mesa Companies prior to Closing.


          3.15 BANK ACCOUNTS. Schedule 3.15 contains a list, as of the date hereof, of:

               (a) the name of each bank in which each Mesa Company or Subsidiary has accounts or safe deposit boxes;

               (b)  the names in which the accounts or boxes are held;

               (c)  the type of account; and

               (d) the name of each person authorized to draw thereon or have access thereto.

The Mesa Companies shall regularly update Schedule 3.15, and at Closing the Mesa Companies shall certify the updated Schedule 3.15 as true and correct.


          3.16 NO HAZARDOUS WASTE, OTHER FACILITIES.  Except as set forth on
Schedule 3.16,

               (a) No Mesa Company or Subsidiary has ever transported or disposed of, or contracted for the transportation or disposal of, hazardous wastes, hazardous substances, infectious or medical waste, or radioactive waste in violation of the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Atomic Energy Act of 1954, as amended, or any comparable federal or state laws, or rules or regulations promulgated under any of the foregoing; and

               (b) No Mesa Company or Subsidiary has ever owned, operated and/or leased a hazardous waste transfer, treatment, storage or disposal facility.

          3.17 NO EXPOSURE TO HAZARDOUS OR TOXIC SUBSTANCES. To the knowledge of the Mesa Companies, except as set forth in Schedule 3.17, none of the employees of any Mesa Company or Subsidiary have, in the course and scope of employment with such Mesa Company or Subsidiary, been exposed in a manner which would be detrimental to their health to hazardous, infectious, radioactive or toxic wastes or substances as those terms are defined in the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Atomic Energy Act of 1954, as amended, or any comparable federal or state laws, or rules and regulations promulgated under any of the foregoing.


          3.18 UNDERGROUND STORAGE TANKS. To the knowledge of the Mesa Companies, except as set forth in Schedule 3.18, no Mesa Company has ever owned or leased any real estate having any underground storage tanks containing petroleum products or wastes or other hazardous substances and regulated by 40 CFR 280 and/or other applicable federal, state or local laws, rules, regulations and requirements.


          3.19 DISPOSAL FACILITIES USED. Schedule 3.19 contains a list, as of the Effective Date, of all disposal sites (including dumps, landfills and all other disposal facilities) utilized at any time since January 1, 1991 by any Mesa Company for the disposal of any waste materials. For each such disposal site, the Mesa Companies have provided to Liquids in Schedule 3.19:

               (a)  the name and address of such disposal site; and

               (b) the type or types of waste materials delivered to such disposal site.


          3.20 BORROWED MONIES. None of the Mesa Companies or Subsidiaries is in default or in violation of any agreement or note for the payment of borrowed monies. Copies of all notes and other documents relating to indebtedness for borrowed monies by any Mesa Company or Subsidiaries are identified on an appropriate schedule hereto.

          3.21 ABSENCE OF CERTAIN CHANGES, EVENTS OR CONDITIONS. Except as described in Schedule 3.21 or as otherwise expressly provided in or contemplated by this Agreement, and except for any acts contemplated by, required by, or in furtherance of the Mergers and the other transactions contemplated as a part of the plan referred to under the caption "RECITALS" above, since March 31, 1997, each Mesa Company and Subsidiary has: (a) conducted its business in the ordinary course, not engaged or agreed to engage in any extraordinary transactions or distributions, and not engaged or agreed to engage in any other transaction except at arm's length and for fair consideration; (b) not disposed of any of its assets, except in the ordinary course of business; (c) not materially increased the level of compensation of any employee; (d) not issued any stock or securities or rights with respect to any stock or securities, or paid any dividends, redeemed any securities or otherwise caused any of its assets to be distributed to its shareholder; (e) not borrowed any funds under existing lines of credit or otherwise, except as reasonably necessary for the ordinary operation of its business in a manner, and in amounts, in keeping with historical practices, or made any loans or guaranteed the obligations of any other persons; (f) not suffered any material and adverse change in its assets, business, or operations, nor have any of its assets suffered any material and adverse change in value other than ordinary wear and depreciation; (g) not changed or amended its charter documents or bylaws; (h) not entered into any contract, commitment, or transaction which is not in the ordinary course of its business; and (i) not failed to keep its properties and assets insured with at least as much liability and property damage, fire, and other casualty coverage as was effective on December 31, 1996.


          3.22 TAX RETURNS AND AUDITS. Except as set forth in Schedule 3.22, as of the Effective Date of this Agreement, each Mesa Company has, and as of the Closing Date, it will have: (a) filed in accordance with applicable laws all federal, state, and local tax returns required to be filed by it; (b) paid all taxes, assessments, penalties, and interest charges shown to be due and payable on each such return or otherwise due; and (c) accrued or created reserves for all taxes due or to become due by it for all periods ending before, on or with the Effective Date. No federal income tax liability of any Mesa Company has been examined by the Internal Revenue Service during the six-year period ending on December 31, 1996 nor has there been an examination of any other tax liability of any Mesa Company during the past six (6) years. Except as set forth in Schedule 3.22, no Mesa Company (i) has been delinquent in the payment of any tax, assessment or governmental charge, nor has any tax deficiency been proposed or assessed against it which has not been satisfied and (ii) has executed any waiver of the statute of limitations on the assessment or collection of any tax. Copies of the federal and state income tax returns of each Mesa Company and each subsidiary, and all adjustments and amendments to such returns, for the three years ended
December 31, 1996, together with copies of all reports, as filed, of any taxing authority relating to examinations thereof, have been previously delivered to Liquids, and to the knowledge of each Mesa Company, each such tax return is accurate and complete. Except as set forth in Schedule 3.22, each Mesa Company has withheld or otherwise collected all taxes or amounts it is required to withhold or collect under any applicable federal, state, or local law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers' compensation, and all such amounts have been timely remitted to the proper authorities. For purposes of this Section 3.22, the term "tax" or "taxes" shall include, but not be limited to, income taxes, employment taxes, excise taxes, sales and use taxes, franchise taxes, and any other tax that may be imposed by a taxing authority.

     None of the Mesa Companies is a party to any tax allocation or sharing agreement or otherwise under any obligation to indemnify any person with respect to taxes.

     There are no accounting method changes or proposed account method changes of the Mesa Companies that could give rise to an adjustment under Section 481 of the Code for any period after the Closing.

     There are no requests for rulings in respect of any tax pending between any of the Mesa Companies and any tax authority.

     None of the Mesa Companies is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.


          3.23 LITIGATION. Except as set forth on Schedule 3.23, to the knowledge of each Mesa Company, no Mesa Company or Subsidiary is subject to or bound by any court, regulatory commission, board or administrative judgment, order or decree, and no suit, action, proceeding or other litigation in any court or before any administrative or arbitration panel or commission or before or by any governmental department or agency to which any Mesa Company is a party or which affects its business or properties is now pending. No Mesa Company has any knowledge of any governmental proceeding or investigation involving any Mesa Company or Subsidiary, nor does it have reason to believe that any such proceeding or investigation is pending or threatened or that there exists any basis for any such proceeding or investigation, except as may be set forth on
Schedule 3.23. No Mesa Company has any knowledge of any facts which might reasonably be believed to be a basis for any other action, suit, proceeding, arbitration, claim, or counterclaim against any Mesa Company or Subsidiary. To the

Mesa Companies' knowledge, there are no existing violations of federal, state or local laws, ordinances, rules, regulations or orders by any Mesa Company or Subsidiary which materially and adversely affect the business or properties of the Mesa Companies, taken as a whole.

          3.24 RIGHTS AND AUTHORIZATIONS. Each Mesa Company and Subsidiary owns or holds all licenses, permits, approvals, and other authorizations (collectively "Authorizations") which are used in or required for its business, and at Closing, it shall own and hold all such Authorizations, outright and without material restriction, except as set forth on Schedule 3.24. No Mesa Company has any knowledge or has received any notice that any such Authorization is not valid or sufficient or in full force and effect. Except as indicated in
Schedule 3.14 or Schedule 3.24, neither the execution and delivery nor the consummation of the transactions contemplated hereby will cause a termination of, or interfere in any respect with, the operation under any such Authorizations.


          3.25 INSURANCE. Schedule 3.25 contains a complete list of all such insurance policies and a description of all pending claims (including the amount of coverage thereunder) in effect as of the Effective Date. Such insurance policies are owned exclusively by one or more Mesa Companies, except for life insurance policies insuring the lives of employees of one or more of the Mesa Companies. Except as specified in such policies, no Mesa Company has any knowledge that any such insurance policies are subject to any retroactive rate or audit adjustments or co-insurance arrangements. No notice of cancellation or nonrenewal of or disallowance of any claim under any such policy has been received.


          3.26 NO CONFLICTS. Except as provided in Schedule 3.26, neither the execution and delivery of this Agreement nor any of the related documents contemplated hereby will violate, conflict with, or result in a breach of any provisions of, or constitute a material default (or an event which, with notice or lapse of time or both would constitute a material default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, or encumbrance upon any of the properties or assets of any Mesa Company or Subsidiary or otherwise comprising a part of the business of the Mesa Companies or Subsidiaries under any of the terms, conditions or provisions of (i) any of their respective charter documents or bylaws, or under
(ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation, to which any Mesa Company or Subsidiary is a party or to which it or any of its properties or assets may be subject.


                                      -16--

          3.27 CONSENTS. Except as listed in Schedule 3.27, no notice to, approval by, filing with, or authorization, consent or approval of, any federal, state, local or other public body, agency or authority or any other third party is necessary for the consummation of the transactions contemplated by this Agreement and the carrying on of the business of the Mesa Companies and Subsidiaries following the Closing Date. The foregoing notwithstanding, the Mesa Companies make no representation or warranty as to the application of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or the Exon-Florio Amendment, Section 721 of the Defense Production Act of 1950 ("Exon-Florio"), to the transactions contemplated by this Agreement. It shall be the sole obligation of Liquids to determine the application of the HSR Act or Exon-Florio to the transactions contemplated by this Agreement. To the extent Liquids determines that the HSR Act or Exon-Florio applies to the transactions contemplated by this Agreement the parties hereto shall cooperate to comply therewith and all expenses incurred in complying with the HSR Act or Exon-Florio shall be borne by Liquids.


          3.28 ENVIRONMENTAL MATTERS. To the knowledge of the Mesa Companies, except as set forth in Schedule 3.28, each Mesa Company and Subsidiary currently is and at all times in the past has operated in substantial compliance in all material respects with all federal, state and local laws, rules and regulations (collectively, the "Environmental Laws") relating to the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of hazardous substances or wastes. Except as set forth in Schedule 3.28, no governmental agency has conducted any extraordinary audits, assessments, tests or other reviews in connection with any Mesa Company's or Subsidiary's compliance with any Environmental Law.


          3.29 APPROVAL BY SHAREHOLDER AND DIRECTORS. This Agreement, each of the Mergers, and all transactions contemplated hereby have been duly approved by the Board of Directors of each Mesa Company and by the Shareholder in accordance with applicable law and the Bylaws and the Articles of Incorporation of each Mesa Company. Immediately following the execution of this Agreement, each Mesa Company will provide to Liquids a copy, certified by the secretary of such Company to be true and correct, of the resolutions of the Board of Directors and Shareholder approving this Agreement, the applicable Merger, and the transactions contemplated hereby. Neither the Shareholder nor any other person has or will exercise any appraisal or dissenter's rights in connection with any of the applicable Mergers.

          3.30 SPECIFIC REPRESENTATIONS AND WARRANTIES RELATING TO POOLING-OF-INTERESTS ACCOUNTING.

               (a) No Mesa Company has acquired any treasury stock during the two-year period preceding the date hereof.

               (b) Neither the voting stock structure of any Mesa Company nor the relative ownership of shares of any Mesa Company has been altered or changed materially within the two (2) years preceding the Effective Date.

               (c) To the knowledge of each Mesa Company, there has been no other transaction or action taken with respect to the equity ownership of that Mesa Company in contemplation of the Mergers which would prevent Liquids from accounting for the Mergers on a pooling-of-interests basis for financial accounting purposes.

               (d) No Mesa Company has been a subsidiary or division of another corporation during the two-year period prior to the Effective Date.

               (e) There has been no sale of any significant assets of any Mesa Company other than in the ordinary course of business during the two-year period preceding the Effective Date.

               (f) The Shareholder will exercise his voting rights as to the Liquids Stock to be received by him in the Mergers, and there will be no mechanisms such as a voting trust or other shareholders' or voting trust agreement that would in any way deprive or restrict the Shareholder from exercising his voting rights as to the Liquids Stock received by him in the Mergers.


          3.31 DISCLOSURE SCHEDULES. Anything disclosed under any Schedule referenced in this Section 3 shall be deemed disclosed under each and every other Schedule referenced in this Section 3.


                                    SECTION 4

                            RESALES OF LIQUIDS STOCK

          4.1 STOCK DISTRIBUTION AGREEMENT. Contemporaneously with the execution of this Agreement, the Shareholder shall deliver to Liquids a fully executed Stock Distribution Agreement, in the form attached hereto as Exhibit
4.1. Liquids will also fully execute such Stock Distribution Agreement contemporaneously with the execution of this Agreement.

          4.2 INVESTMENT REPRESENTATIONS AND WARRANTIES. The Shareholder represents and warrants to Liquids, effective as of the date of this Agreement and again as of the Closing Date, as follows:

               (a) INVESTMENT INTENT. The Shareholder is acquiring the Liquids Stock for his own account, as principal, for the purpose of investment, and except as to the Liquids Stock to be registered for resale under the Stock Distribution Agreement, not with a view to or for sale in connection with any distribution thereof.

               (b) ACCESS TO INFORMATION. The Shareholder has to his satisfaction reviewed the business and affairs of Liquids and understands the risks of, and other considerations relating to, his receipt of the Liquids Stock. The Shareholder (i) has been furnished a copy of all materials and information requested by him relating to Liquids and its activities and proposed activities and any other information or materials concerning Liquids and the Liquids Stock which he will receive as a result of the Mergers, and (ii) has been afforded access and the opportunity to obtain any and all information which he deems relevant and material to make an informed decision as to his acquisition of the Liquids Stock, and to ask questions of and receive answers from the officers, directors and employees of Liquids including, without limitation, the background and experience of such officers and directors and the current conduct, and status, and prospects of Liquids' business.

               (c) INVESTMENT ADVICE. The Shareholder has not relied on any investment advice from Liquids or anyone acting on Liquids' behalf or on any investment advisor other than his own attorneys, accountants, and personal business and investment advisors in connection with evaluating the risks and merits of owning Liquids Stock. The Shareholder acknowledges that Liquids has advised him that he should seek professional advice from his attorneys, accountants, and business and investment advisors with respect to the risks and merits of ownership of the Liquids Stock and the advisability of entering into this Agreement. However, the parties acknowledge that the Shareholder is entitled to, and in fact has, relied upon all representations, warranties, agreements, and covenants made by Liquids and the Newco Companies in this Agreement and in all exhibits, schedules, agreements, and documents related hereto.

                                    SECTION 5

                    REPRESENTATIONS AND WARRANTIES OF LIQUIDS

     Liquids represents, warrants, and covenants to the Shareholder, effective as of the date of this Agreement and again as of the Closing Date, as follows:


          5.1 CORPORATE ORGANIZATION. Each of Liquids and the Newco Companies is a corporation duly organized, validly existing and in good standing under the laws of the state of its domicile, and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.


          5.2 AUTHORIZATION. Liquids has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Liquids and each Newco Company have, and the shareholder of each Newco Company has, duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of Liquids or any Newco Company is necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of Liquids and the Newco Companies, enforceable against them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except as such enforceability may be affected by equitable principles (whether considered in a proceeding at law or in equity).


          5.3 CAPITALIZATION. As of the date of this Agreement, the authorized stock and securities of Liquids consist of 50,000,000 shares of common stock, $.01 par value per share, of which 3,538,875 shares (post-reverse split) are issued and outstanding. The authorized stock and securities of each Newco Company consist solely of ten thousand (10,000) shares of common stock, $.01 par value per share, of which one thousand (1,000) shares are issued and outstanding. All of such issued and outstanding shares of capital stock of Liquids and the Newco Companies have been duly authorized and validly issued and are fully paid and nonassessable. Except as described in Schedule 5.3, there are no outstanding or authorized subscriptions, options, contracts, commitments, warrants, calls, agreements, understandings or other arrangements or rights of any character affecting or relating in any manner to the issuance of capital stock or other securities of Liquids (whether by subscription, option, exchange, right of conversion, right of refusal or otherwise) or entitling anyone to acquire shares of the capital stock of Liquids or other securities of any kind of Liquids.


          5.4 COPIES COMPLETE; NO DEFAULT. The certified copies of the Certificate of Incorporation and Bylaws, both as amended to date, of Liquids and the Newco Companies and the copies of all other documents which have been delivered by Liquids to the Mesa Companies in connection with the transactions contemplated hereby are substantially complete and accurate and are true and correct copies of the originals thereof; and the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms and provisions hereof.


          5.5 NO CONFLICT. Neither the execution and delivery of this Agreement nor any other related documents contemplated hereby will violate, conflict with, or result in a breach of any provisions of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would constitute a default) under or result in the termination of or accelerate the performance required by or result in a right of termination or acceleration under or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Liquids or the Newco Companies under any of the terms, conditions or provisions of (i) the charter documents or bylaws of Liquids and the Newco Companies, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Liquids or any Newco Company is a party or to which either of them or any of their properties or assets may be subject.


          5.6 LITIGATION. Except as set forth on Schedule 5.6, to its knowledge, Liquids (which for purposes of this Section 5.6 includes any first tier or more remote subsidiary corporation of Liquids) is not subject to or bound by any court, regulatory commission, board or administrative judgment, order or decree, and no suit, action, proceeding or other litigation in any court or before any administrative or arbitration panel or commission or before or by any governmental department or agency to which Liquids is a party or which affects the business or properties of Liquids is now pending; Liquids has no knowledge of any governmental proceeding or investigation involving Liquids nor does it have reason to believe that any such proceeding or investigation is pending or threatened or that there exists any basis for any such proceeding or investigation, except as may be set forth on Schedule 3.23; to its knowledge, there are no existing violations of federal, state or local laws, ordinances, rules, regulations or orders by Liquids which materially and adversely affect the business or property of Liquids or the possession, use, occupancy or operation of any of its facilities or business.


          5.7 REPRESENTATIONS AND WARRANTIES RELATING TO POOLING-OF-INTERESTS ACCOUNTS. Liquids will not knowingly take or cause to be taken any action or cause any matter to occur which might reasonably prevent the Mergers to be accounted for as a pooling-of-interests.


          5.8 BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and transactions contemplated hereby have been carried on without the intervention of any broker, finder, or other person, acting on behalf of Liquids in any manner as to give rise to any claim against Liquids for any brokerage, finder's, or similar fee or commission.


          5.9 FINANCIAL STATEMENTS. Liquids has delivered to the Shareholder copies of the following financial statements (the "Financial Statement") of Liquids at Schedule 5.9:

               (i)  Balance Sheet as of December 31, 1996; and

               (ii) Income Statement for the period from inception to December 31, 1996.

The Balance Sheet fairly presents the financial condition of Liquids as of the date set forth thereon, and the Income Statement fairly presents the results of operation for the period indicated thereon, all in accordance with generally accepted accounting principles, subject to year-end audit adjustments and the absence of complete footnotes.


          5.10 ACCURACY OF REGISTRATION STATEMENT. As of the Effective Date, Liquids is preparing a registration statement to be filed by Liquids with the SEC on Form S-1 (the "Registration Statement") as soon as practicable following the closing of the Mergers. Liquids hereby represents and warrants that the Registration Statement, when filed, will not to Liquids' knowledge contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. However, Liquids shall have no responsibility hereunder for any untrue statements of a material fact or omissions to state a material fact in the Registration Statement which are derived from information which has been provided to or which should have been provided to Liquids by the Shareholder or any of the Mesa Companies in respect of the Shareholder or the Mesa Companies.

     5.11 REPRESENTATIONS RELATING TO TAX-FREE REORGANIZATIONS.

          (a) Prior to the Mergers, Liquids will be in control of each Newco Company within the meaning of Code Section 368(c).

          (b) Following the Mergers, Liquids has no plan or intention to issue additional shares of capital stock of any Mesa Company which would result in Liquids losing control of that Mesa Company within the meaning of
     Section 368(c) of the Internal Revenue Code.

          (c) Liquids has no plan or intention to reacquire any of the Liquids Stock issued in the Mergers.

          (d) Liquids has no plan or intention to (i) liquidate any Mesa Company, (ii) merge any Mesa Company with or into another corporation,
     (iii) sell or otherwise dispose of the stock of any Mesa Company except for transfers of stock to corporations controlled by Liquids, or (iv) cause any Mesa Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from any Newco Company, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Liquids.

          (e) No Newco Company will have any liabilities assumed by any Mesa Company, and will not transfer to any Mesa Company any assets subject to liabilities in the Mergers.

          (f) The Newco Companies were formed expressly for the purpose of effecting the Mergers, and as a result of the Mergers, the Mesa Companies will hold 100% of the Newco Companies' assets held by the Newco Companies immediately prior to the Mergers.

          (g) Following the Mergers, Liquids shall cause the Mesa Companies to continue their historic business or use a significant portion of their historic business assets in a business.

          (h) There is no intercorporate indebtedness existing between any Mesa Company and Liquids or between any Newco Company and any Mesa Company.

          (i) The Liquids Stock is voting common stock of Liquids as described in Code Section 368(a)(2)(E).

          (j) Liquids does not own, nor has it owned in the past five (5) years, any stock of any Mesa Company.

          (k) Neither Liquids nor any Newco Company is an investment company as defined in Code Section 368(a)(2)(F)(iii) and (iv).


          5.12 ABSENCE OF VOTING OR BUY-SELL AGREEMENT. There is no existing agreement to which Liquids is a party which imposes any voting obligation or buy-sell obligation with respect to any Liquids Stock, except as set forth in or contemplated by this Agreement or the AWW Merger Agreement.


                                    SECTION 6

                                    COVENANTS

     The Mesa Companies jointly and severally make certain covenants to Liquids and the Newco Companies, and Liquids and the Newco Companies jointly and severally make certain covenants to the Mesa Companies below. Further, the Shareholder guarantees the full and complete performance by the Mesa Companies of those matters set forth in Sections 6.1, 6.4, 6.6 and 6.10 and makes the covenants set forth in Section 6.7 and Section 6.14.


          6.1 CONDUCT OF BUSINESS. Except as otherwise provided for or contemplated by this Agreement or in Schedule 6.1, and except for any acts contemplated by, required by, or in furtherance of the Mergers and the other transactions contemplated as a part of the plan referred to under the caption "RECITALS" above, during the period from the Effective Date of this Agreement to the Effective Time, each Mesa Company agrees that it will conduct its business and operations according to its ordinary and usual course and consistent with past practice, and will use its commercially reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Except as otherwise expressly provided in or contemplated by this Agreement, and except for any acts contemplated by, required by, or in furtherance of the Mergers and the other transactions contemplated as a part of the plan referred to under the caption "RECITALS" above, prior to the Effective Time, each Mesa Company agrees that it will not, without the prior written consent of Liquids, which Liquids shall not unreasonably withhold, do any of the things listed in this Section 6.1.
Further, except as otherwise expressly provided in or contemplated by this Agreement, and except for any acts contemplated by, required by, or in furtherance of the AWW Mergers, and the other transactions contemplated as a part of the plan referred to under the caption "RECITALS" above, Liquids will not do any of the acts listed below without the prior written consent of the Mesa Companies, which consent shall not be unreasonably withheld. The acts referred to above are as follows:

               (a) amend its Articles of Incorporation or Bylaws (and in the case of Liquids, amend its Certificate of Incorporation or Bylaws);

               (b) authorize for issuance, issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into shares of stock of any class;

               (c) split, combine or reclassify any shares of its stock, or redeem or otherwise acquire any shares of the stock;

               (d) (i) create, incur or assume any debt (other than debt created, incurred or assumed in the ordinary course of its business, consistent with past practice and with respect only to acquisition by it of property used in the ordinary course of business); (ii) create, incur or assume any (A) long-term debt (including capitalized lease obligations), or
     (B) short-term debt except trade payables incurred in the ordinary course of business and consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (iv) make any loans, advances or capital contributions to, or investments in, any other person or entity, other than short-term investments in financial instruments in the ordinary course of business and consistent with past practice;

               (e) (i) increase in any manner the compensation of any of its directors, officers or other employees; or (ii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

               (f) sell, transfer, mortgage, or otherwise dispose of or encumber any real property;

               (g) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof (i) sell, transfer, mortgage, or otherwise dispose of or encumber any personal property with a market value which, individually or in the aggregate, exceeds $10,000; (ii) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise); or
     (iii) cancel any debts or intentionally waive any claims or rights;

               (h) make any capital expenditure or commitment except in the ordinary course of business consistent with past practices and in an amount in excess of $10,000 individually or in the aggregate;

               (i) enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material, except agreements, commitments or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale or lease of goods or services in the ordinary course of business, consistent with past practice and not in excess of current requirements or for the provision of data processing or related services in the ordinary course of business and consistent with past practice, or otherwise make any material change in the conduct of its business or operations, taken as a whole;

               (j) make any distribution with respect to any of the Mesa Companies Stock; or

               (k) agree, whether in writing or otherwise, to do any of the foregoing.


          6.2  ACCESS TO INFORMATION.

               (a) The Mesa Companies will afford Liquids and its representatives access, during normal business hours, to all of its business, operations, properties, books, files and records and will cooperate in the examination thereof. Liquids agrees that all information, including the existence and contents of this Agreement and the other agreements among the parties, so provided will be treated as confidential (except for necessary disclosures to professional advisors, and except for securities law disclosures, and further except for disclosures to any underwriter with whom Liquids negotiates to offer and sell its stock), that Liquids will not disclose or make any use of such confidential information unless the same is or shall become available to it through nonconfidential means or shall otherwise come into the public domain. If the transactions contemplated by this Agreement are not consummated for any reason, then after this Agreement is terminated, Liquids will continue to hold in confidence all information obtained from the Mesa Companies and will return to the Mesa Companies all copies of any confidential documents obtained by Liquids in connection with the transactions contemplated by this Agreement.

               (b) Liquids will afford the Shareholder access, during normal business hours, to all of its business, operations, properties, books, files and records and will cooperate with the Shareholder and his representative in the audit and examination thereof and will do everything reasonably necessary to enable the Shareholder and his representative to make a complete examination of the business, assets and properties of Liquids and the condition thereof. The Shareholder agrees that all information, including the existence and contents of this Agreement and the other agreements among the parties, so provided will be treated as confidential (except for necessary disclosures to professional advisors, and except for any disclosures required by law, including securities law disclosure and further except for disclosures to any underwriter with whom Liquids negotiates to offer and sell its stock), that the Shareholder will not disclose or make any use of such confidential information unless the same is or shall become available to it through nonconfidential means or shall otherwise come into the public domain. If the transactions contemplated by this Agreement are not consummated for any reason, then after this Agreement is terminated, the Shareholder will continue to hold in confidence all information obtained from Liquids and will return to Liquids all copies of any confidential documents obtained by Mesa or the Shareholder in connection with the transactions contemplated by this Agreement.


          6.3 PUBLIC ANNOUNCEMENTS. Each Mesa Company, its officers and directors, employees, and agents will consult with Liquids before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without Liquids' prior approval. Liquids will use its commercially reasonable best efforts to consult with the Shareholder before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement.


          6.4 NOTIFICATION OF MATERIAL EVENTS. Each party shall promptly notify the others in writing of the occurrence of any event which will or could reasonably be expected to result in its failure to satisfy any of the representations, warranties, covenants, or conditions specified in this Agreement.

          6.5 CERTAIN EMPLOYEE MATTERS. The Mesa Companies will each take reasonable steps necessary to maintain and enforce all employment contracts and noncompetition and nondisclosure agreements which it now has and has had with its employees and former employees.


          6.6 EMPLOYMENT AGREEMENTS. The Shareholder shall execute and deliver to Liquids at Closing the Employment Agreement in the form attached hereto at
Exhibit 6.6, which shall also be executed and delivered by Liquids at Closing.


          6.7  THIS SECTION HAS BEEN INTENTIONALLY LEFT BLANK.


          6.8 NONCOMPETITION. At Closing, the Shareholder shall deliver a Noncompetition Agreement which shall be fully executed and in the form set forth at Exhibit 6.8.


          6.9 ELECTION OF SHAREHOLDER TO BOARD OF DIRECTORS OF LIQUIDS. At Closing, the Shareholder will execute the Stock Voting Agreement in the form set forth at Exhibit 6.9, and Liquids will use its commercially reasonable best efforts to cause the Stock Voting Agreement to be executed by Gregory W. Orr, the Wiley Gregory & Genene M. Orr Family L.L.C., Earl J. Blackwell, the Earl J. and Christine J. Blackwell Family L.L.C., and William M. DeArman. Following Closing, Liquids will use its commercially reasonable best efforts to cause Eric Warden to execute and become a party to the Stock Voting Agreement. The execution of this Stock Voting Agreement shall be a condition to Closing as further described in Section 7.


          6.10 REDEMPTION OF MESA SERIES A PREFERRED STOCK. At Closing, the Mesa Companies and the Shareholder shall cause all 10,000 shares of issued and outstanding Series A Preferred Stock of Mesa and the Promissory Note of Mesa, dated May 5, 1993, originally payable to Ernest H. Byers, Jr., M.D. in the original principal amount of $60,000 to be redeemed by one or more of the Mesa Companies for a redemption price not to exceed $120,000, including any amounts paid for any accrued or other dividends owing on the Series A Preferred Stock. Liquids shall provide to the Mesa Companies the funds necessary for the redemption of such shares of Series A Preferred Stock and Promissory Note.

          6.11 LIQUIDS STOCK OPTIONS. Liquids has adopted a stock option plan entitling optionees to purchase Liquids Stock. Following the Closing, options to purchase not less than 62,500 shares of Liquids Stock will be granted to those employees of the Mesa Companies as designated by the Shareholder, and if he fails for any reason to do so within sixty (60) days after the Closing Date, then those options shall be granted to such employees of the Mesa Companies as Liquids deems deserving. It is contemplated by the parties that the exercise price of these stock options shall be a price per share equal to or not materially different from the anticipated price per share for which Liquids Stock will be sold in an initial public offering presently being prepared for by Liquids and certain other necessary persons. The exercise price of these options to be granted pursuant to this Section 6.11 shall not be less than the exercise price of the stock options contemporaneously granted to other optionees under that stock option plan. The exercise price of these options shall be adjusted as appropriate for any recapitalization, stock dividend, or other change in capital structure or capitalization. Liquids will use its commercially reasonable efforts to cause these options to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.


          6.12 RESIGNATIONS. Each officer and director of each Mesa Company and Subsidiary (other than those whom Liquids shall have specified in writing at least two [2] days prior to the Closing and except for Peter MCG. Patterson as the required Barbados director of MII) shall execute and deliver to Liquids at Closing his or her written resignation as an officer or director of such Mesa Company effective as of the Closing.


          6.13 AMENDMENTS TO LIQUIDS/AWW MERGER AGREEMENT. Liquids does not presently contemplate entering into any amendment to the Liquids/AWW Merger Agreement. However, in the event the Liquids/AWW Merger Agreement is amended, then Liquids shall promptly give notice thereof to Shareholder. If any such amendment would have a material adverse effect upon the Mesa Companies, then the Shareholder shall have the right, for a period of ten (10) days following the receipt of notice of such amendment, to give notice to Liquids that he desires to terminate this Agreement.

          6.14 CERTAIN INDEBTEDNESS. The parties acknowledge and agree that those liabilities listed on Schedule 6.14 (the "Shareholder's Personal Liabilities") have been incurred by the Shareholder on behalf of the Mesa Companies or have been incurred by a Mesa Company and guaranteed by the Shareholder and, as between the Mesa Companies and the Shareholder, have been treated as liabilities of the Mesa Companies. At the Closing, the Mesa Companies shall assume and become responsible for all of the Shareholder's Personal Liabilities. As soon as practicable following Closing, but in any event within the earlier of thirty (30) days following the date upon which the Registration Statement referred to in Section 5.10 is declared effective or 120 days following Closing, Liquids will cause the Shareholder to be released from any personal liability on those eleven (11) Shareholder's Personal Liabilities set forth on Schedule 6.14 and marked with an asterisk. As soon as practicable following Closing, but in any event within the earlier of thirty (30) days following the date upon which the Registration Statement referred to in Section
5.10 is declared effective or 120 days following Closing, Liquids will use its commercially reasonable efforts to cause the Shareholder to be released from any personal liability on the Shareholder's Personal Liabilities listed on Schedule
6.14 but not marked with an asterisk. To the extent that the Shareholder is not released from any of the Shareholder's Personal Liabilities listed on Schedule
6.14 and not marked with an asterisk, Liquids will indemnify the Shareholder from expenses or losses incurred by him in connection with such Shareholder's Personal Liabilities.


                                    SECTION 7

                               CLOSING CONDITIONS

          7.1 CONDITIONS TO THE OBLIGATIONS OF LIQUIDS AND THE NEWCO COMPANIES. Each and every obligation of Liquids and the Newco Companies under this Agreement and under the other agreements, instruments, and documents related to this Agreement (the "Related Documents") shall be subject to the satisfaction, as of Closing, of each of the following conditions, each of which can be waived by Liquids, but only in writing:

               (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Mesa Companies and the Shareholder contained in this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct, except for any inaccuracy of a representation or warranty which in the reasonable opinion of Liquids is not material.

               (b) PERFORMANCE OF COVENANTS. Each of the covenants and other obligations of the Mesa Companies and the Shareholder to be performed by any of them on or before Closing pursuant to the terms hereof shall have been duly performed and complied with in all material respects, except for the failure to perform or comply with any covenant or obligation which in the reasonable opinion of Liquids is not material.

               (c) NO ADVERSE PROCEEDINGS OR EVENTS. No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby, unless such suit, action or proceeding is without substantial merit or basis.

               (d) DELIVERIES AT CLOSING. All documents or instruments required to be delivered at Closing by Mesa and/or the Shareholder shall be delivered and tendered at Closing.

               (e) OPINION OF COUNSEL. At Closing, Liquids shall receive an opinion from Reihsen & Associates, counsel to the Mesa Companies and the Shareholder, dated the Closing Date, in the form set forth at Exhibit 7.1(e).

               (f) QUALIFICATION AS POOLING OF INTEREST. There shall be no material risk that any of the Mesa Mergers will not qualify as a "pooling of interests" for financial accounting purposes.

               (g) CLOSING OF THE AWW MERGER. The closing of the Mesa Mergers shall be conditional upon the contemporaneous closing of the AWW Merger.


          7.2 CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDER AND THE MESA COMPANIES. Each and every obligation of the Mesa Companies and the Shareholder under this Agreement shall be subject to the satisfaction at Closing of the following conditions, each of which may be waived by the Shareholder, but only in writing:

               (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 5 hereof shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct, except for any inaccuracy of a representation or warranty which in the reasonable opinion of the Shareholder is not material.

               (b) PERFORMANCE OF COVENANTS. Each of the covenants and other obligations of Liquids and the Newco Companies to be performed by them on or before Closing pursuant to the terms hereof shall have been duly performed and complied with in all material respects, except for the failure to perform or comply with any covenant or obligation which in the reasonable opinion of the Shareholder is not material.

               (c) NO ADVERSE PROCEEDINGS OR EVENTS. No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby, unless such suit, action or proceeding is without substantial merit or basis.

               TAB DELIVERIES AT CLOSING. All documents or instruments required to be delivered at Closing by Liquids or the Newco Companies or their respective shareholders shall be delivered and tendered at Closing.

               (e) OPINION OF COUNSEL. At Closing, Liquids' counsel, Hartzog Conger & Cason, a professional corporation, shall deliver to the Shareholder and the Mesa Companies its opinion, dated the Closing Date, in the form set forth at Exhibit 7.2(e).

               (f) CLOSING OF THE AWW MERGER. The closing of the Mesa Mergers shall be conditional upon the contemporaneous closing of the AWW Merger.

               (g) COMPLETE EXECUTION OF STOCK VOTING AGREEMENT. At Closing, Liquids shall deliver to the Shareholder the Stock Voting Agreement, referred to in Section 6.9, fully executed by Gregory W. Orr, the Wiley Gregory & Genene M. Orr Family L.L.C., Earl J. Blackwell, the Earl J. and Christine J. Blackwell Family L.L.C., and William M. DeArman.


                                    SECTION 8

                                     CLOSING

          8.1 TIME AND PLACE. The closing (the "Closing") of the transactions contemplated in this Agreement shall occur as soon as possible after all conditions to Closing contained herein are satisfied (the "Closing Date"), at Houston, Texas, or at such other place or at such other time as Liquids may designate.

          8.2 DELIVERIES BY SHAREHOLDER AT CLOSING. At Closing, the Shareholder and the Mesa Companies shall deliver the following Related Documents, each of which shall be fully executed and completed as appropriate or as required under this Agreement:

               (a) all stock certificates representing all shares of Mesa Stock, T&T Stock, and Phoenix Stock issued and outstanding as of the Effective Time;

               (b)  the opinion of counsel referred to in Section 7.1(e);

               (c)  the executed Employment Agreement referred to in
     Section 6.6;

               (d) all corporate books, minutes, records, tax returns, reports, etc. related to the Mesa Companies and their respective businesses;

               (e)  the Noncompetition Agreement referred to in Section 6.8;

               (f)  the resignations referred to in Section 6.12; and

               (g) all other certificates, documents, and other instruments required to be delivered by the Mesa Companies or the Shareholder pursuant to this Agreement.


          8.3 DELIVERIES BY LIQUIDS AT CLOSING. At Closing, Liquids shall deliver the following Related Documents, each of which shall be fully executed and completed as appropriate or as required under this Agreement:

               (a) all stock certificates representing all shares of Liquids Stock required to be delivered by Liquids to the Shareholder pursuant to this Agreement;

               (b) the opinion of counsel to Liquids referred to in Section 7.2(e);

               (c) the executed Employment Agreement referred to in Section 6.6; and

               HL all other certificates, documents, and other instruments required to be delivered by Liquids pursuant to this Agreement.

          8.4 EXPENSES OF CLOSING. The Mesa Companies have engaged the services of Reihsen & Associates as legal counsel to the Mesa Companies in connection with the transactions contemplated by this Agreement. The Mesa Companies shall submit to Liquids all invoices for legal services so incurred by the Mesa Companies. All invoices for legal services and charges shall be on a reasonably detailed line-item form basis. Liquids agrees to promptly pay any such legal fees and expenses. It is acknowledged that certain of such fees and expenses will be for services which have benefitted the Shareholder in connection with the transactions contemplated by this Agreement. Any such legal fees and expenses shall be deemed to have been incurred by the Mesa Companies and shall be payable hereunder. This Section 8.4 shall not limit any expenses which are incurred by the Mesa Companies or the Shareholder in connection with any matters for which they are indemnified pursuant to this Agreement or in any Related Document. No amounts payable to Liquids' accountants, attorneys, underwriters, investment bankers, or other outside consultants (collectively, "Consultants"), regardless of whether such Consultants perform services in respect of the Mesa Companies or the Shareholder (including, without limitation, preparation of financial statements of the Mesa Companies or any registration statements or portions thereof), shall be included within the expenses deemed to have been incurred by the Mesa Companies. Liquids shall be solely responsible for the payment of all fees and expenses of any Consultants engaged by it.


                                    SECTION 9

                                   TERMINATION

          9. MUTUAL CONSENT. This Agreement may be terminated by the mutual consent of the Shareholder and Liquids.


          9.2 BY LIQUIDS. This Agreement may be terminated by Liquids if a material default shall be made by any Mesa Company or the Shareholder in the observance of or in the due and timely performance by any of them of any of their respective material agreements and covenants herein contained, or if there shall have been a material breach by any of them of any of their respective material warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by any of them at or before Closing shall not have been complied with or performed on or before August 1, 1997, unless such noncompliance or nonperformance shall have been waived by Liquids in writing. Notwithstanding the foregoing, if any Mesa Company or the Shareholder materially defaults in the observance of or in the due and timely performance of any of the material agreements and covenants herein contained or materially breaches any of the material warranties and representations herein contained, and if that material default or breach is curable by such defaulting party, then the defaulting party may give notice (the "Notice of Intent to Cure") to Liquids, making express reference to this Section 9.2 and setting forth in detail the facts and circumstances of the material default or breach and further setting forth such defaulting party's intent to cure the same and describing how the material default or breach will be cured. Within seven (7) business days of this Notice of Intent to Cure by the defaulting party, Liquids will give a response notice to such defaulting party (the "Response Notice") as to whether Liquids consents to the proposed cure of the material default or breach by such defaulting party; provided, however, that Liquids shall not unreasonably withhold consent to cure. The failure by Liquids to give a timely Response Notice shall be deemed to be a consent by Liquids to the proposed cure. If consent to cure is granted by Liquids, then such defaulting party shall have ten (10) days following the date of Liquids' Response Notice (or if no Response Notice is given, then seventeen (17) days from the date of the Notice of Intent to Cure) to cause the material default or breach to be cured. For purposes of this Section 9.2, a material default in the observance of or in the due and timely performance of any of the material agreements and covenants herein contained is curable only if the defaulting party can cause such material agreements and covenants to be observed and performed, and so long as such cure will cause the material default to become immaterial. For purposes of this
Section 9.2, a material default of any of the material warranties and representations herein contained is curable only if the defaulting party causes such material warranties and representations to become true and correct, and so long as the failure of any such material warranties and representations to be true and correct is rendered immaterial. In the event that any Mesa Company or the Shareholder materially defaults in the observance of or in the due and timely performance of any of the material agreements and covenants herein contained or materially breaches any of the material warranties and representations herein contained, and if that material default or breach is curable by such defaulting party, and if such defaulting party does not give Notice of Intent to Cure to Liquids, as described above, then Liquids shall have the right to terminate this Agreement, but only after first giving notice of its intent to terminate to the Shareholder, in which event the defaulting party shall have the right, for a period of five (5) business days from that notice, to give to Liquids a Notice of Intent to Cure. Failure by the defaulting party to give the Notice of Intent to Cure shall be deemed a waiver of that right. If a Notice of Intent to Cure is given by such defaulting party, then the procedure described above shall be followed.

          9.3 BY THE SHAREHOLDER. This Agreement may be terminated by the Shareholder, if a material default shall be made by Liquids or any Newco Company in the observance of or in the due and timely performance by any of them of any of their respective material agreements and covenants herein contained, or if there shall have been a material breach by any of them of any of their respective warranties and representations, or if the conditions of this Agreement to be complied with or performed by any of them at or before Closing shall not have been complied with or performed on or before August 1, 1997, unless such noncompliance or nonperformance shall have been waived by the Shareholder in writing. Notwithstanding the foregoing, if Liquids or any Newco Company materially defaults in the observance of or in the due and timely performance of any of the material agreements and covenants herein contained or materially breaches any of the material warranties and representations herein contained, and if that material default is curable by such defaulting party, then such defaulting party may give notice (the "Notice of Intent to Cure") to the Shareholder, making express reference to this Section 9.3 and setting forth in detail the facts and circumstances of the material default or breach and further setting forth such defaulting party's intent to cure the same and describing how the material default or breach will be cured. Within seven (7) business days of this Notice of Intent to Cure by such defaulting party, the Shareholder may give a response notice to such defaulting party (the "Response Notice") as to whether the Shareholder consents to the proposed cure of the material default or breach by such defaulting party; provided however, that the Shareholder shall not unreasonably withhold consent to cure. The failure by the Shareholder to give a timely Response Notice shall be deemed to be a consent by the Shareholder to the proposed cure. If consent to cure is granted by the Shareholder, then such defaulting party shall have ten (10) days following the date of the Shareholder's Response Notice (or if no Response Notice is given, then seventeen (17) days from the date of the Notice of Intent to Cure) to cause the material default or breach to be cured. For purposes of this Section 9.3, a material default in the observance of or in the due and timely performance of any of the material agreements and covenants herein contained is curable only if such defaulting party can cause such material agreements and covenants to be observed and performed, and so long as such cure will cause the material default to become immaterial. For purposes of Section 9.3, a material default of any of the material warranties and representations herein contained is curable only if such defaulting party causes such material warranties and representations to become true and correct, and so long as the failure of any such material warranties and representations to be true and correct prior to their cure is rendered immaterial. In the event that Liquids or any Newco Company materially defaults in the observance of or in the due and timely performance of any of the material agreements and covenants herein contained or materially breaches any of the material warranties and representations herein contained, and if that material default or breach is curable by such defaulting party, and if such defaulting party does not give a Notice of Intent to Cure, as described above, then the Shareholder shall have the right to terminate this Agreement, but only after first giving notice of its intent to terminate to Liquids, in which event such defaulting party shall have the right, for a period of five (5) business days from that notice, to give to the Shareholder a Notice of Intent to Cure. Failure by such defaulting party to give the Notice of Intent to Cure shall be deemed a waiver of that right. If a Notice of Intent to Cure is given by such defaulting party, then the procedure described above shall be followed.


          9.4 TERMINATION BY THE SHAREHOLDER OR LIQUIDS. If the Shareholder terminates this Agreement pursuant to this Section 9, this Agreement shall be deemed terminated on behalf of all of the Mesa Companies and the Shareholder. If Liquids terminates this Agreement pursuant to this Section 9, this Agreement shall be deemed terminated on behalf of all of the Newco Companies and Liquids.


                                   SECTION 10

                                 INDEMNIFICATION

     The Mesa Companies and the Shareholder make the following indemnities, and where specifically stated, Liquids makes the following indemnities, which shall not be in limitation of any remedies and rights otherwise available to the indemnified persons under this Agreement or by law.


          10.1 GENERAL INDEMNITY.

               (a) (i) Subject to the limitations set forth in Section 10.2, the Mesa Companies (collectively the "Indemnitor") agree that they will indemnify and hold harmless the Newco Companies and Liquids and their respective officers, directors, employees, and agents (the "Indemnitees") from and against all losses, damages, costs, and expenses relating to any claims, actions, suits, proceedings, demands, assessments, and adjustments, including reasonable attorneys' fees and expenses of investigation (collectively, the "Indemnified Losses"), reasonably incurred by any of the aforesaid Indemnitees as a result of or incident to any material breach by any Mesa Company of any representation, warranty, covenant, or agreement set forth herein or on any schedule, exhibit, or certificate made or delivered in connection herewith by or on behalf of any Mesa Company (an "Indemnification Event"). With respect to any Indemnification Event relating to any environmental matter, the Indemnified Loss shall also include any costs and expenses of analysis, testing, remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of a hazardous environmental condition.

               (ii) Subject to the limitations set forth in Section 10.2, the Shareholder (the "Indemnitor") agrees that he will indemnify and hold harmless the Newco Companies and Liquids and their respective officers, directors, employees, and agents (the "Indemnitees") from and against all losses, damages, costs, and expenses relating to any claims, actions, suits, proceedings, demands, assessments, and adjustments, including reasonable attorneys' fees and expenses of investigation (collectively, the "Indemnified Losses"), reasonably incurred by any of the aforesaid Indemnitees as a result of or incident to any material breach by the Shareholder of any representation, warranty, covenant, or agreement set forth herein or on any schedule, exhibit, or certificate made or delivered in connection herewith by or on behalf of the Shareholder (an "Indemnification Event").

               (b) Subject to the limitations set forth in Section 10.2, the Newco Companies and Liquids (the "Indemnitors") agree that they will jointly and severally indemnify and hold harmless the Mesa Companies and the Shareholder and their respective officers, directors, employees, and agents (the "Indemnitees") from and against all Indemnified Losses, reasonably incurred by any of the aforesaid Indemnitees as a result of or incident to any material breach by any Newco Company or Liquids of any representation, warranty, covenant, or agreement set forth herein or on any schedule, exhibit, or certificate made or delivered in connection herewith by or on behalf of Liquids or any Newco Company (an "Indemnification Event"). With respect to any Indemnification Event relating to an environmental matter, the Indemnified Loss shall also include any costs and expenses of analysis, testing, remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of a hazardous environmental condition.


          10.2 LIMITATIONS ON INDEMNITY. An Indemnitee, as described in Section 10.1(a) or (b) above, may seek indemnification from an Indemnitor, described in that same section above, for any Indemnified Loss resulting from an Indemnification Event which occurs during the Indemnification Period and in respect of which a claim is made before the end of the Indemnification Period, all as provided for as follows:

               (a) INDEMNIFICATION PERIOD. The "Indemnification Period" shall include all periods of time prior to the Effective Date and shall expire the earlier of one (1) year from the Closing Date or one (1) year from the termination of this Agreement; except that, the Indemnification Period relating to the representations and warranties contained in Section 3.22 shall extend for the applicable statute of limitations period.

               (b) INDEMNIFICATION PROCEDURE. If an Indemnitee reasonably believes that an Indemnification Event has occurred or is existing during the Indemnification Period with respect to which the Indemnitee would have a right of indemnification against an Indemnitor, then the Indemnitee may give notice (the "Indemnification Notice") to each Indemnitor with respect to whom a claim for Indemnification is being made. The Indemnification Notice shall describe in reasonable detail the alleged Indemnification Event, the basis for which the Indemnitee believes that there is an Indemnification Event, the amount of Indemnified Losses theretofore paid by the Indemnitee, and an estimate of the total amount of Indemnified Losses which the Indemnitee believes may be incurred by the Indemnitee with respect to the Indemnification Event. Any purported Indemnitee who does not give an Indemnification Notice with respect to an Indemnification Event during the Indemnification Period shall be deemed to have waived the right to receive indemnification for that Indemnification Event.

               (c) LIMITATIONS ON INDEMNIFIED LOSSES. If an Indemnification Notice is timely given, then the Indemnified Losses which the Indemnitee may be entitled to recover hereunder shall include any such Indemnified Losses incurred by the Indemnitee, whether during or after the Indemnification Period. However, no indemnification shall be allowed against the Shareholder, as Indemnitor under Section 10.1(a)(ii) except to the extent that the total amount of Indemnified Losses payable with respect to all Indemnification Events under Section 10.1(a)(ii) exceed $100,000 in the aggregate; provided further, that the amount of Indemnified Losses which may be recovered against the Shareholder shall not exceed the sum of the value of the Liquids Stock received by the Shareholder as a result of the Mergers, with such value to be determined at such time as the Indemnitee is first entitled to recover any Indemnified Losses. However, in the event that the Indemnitor has transferred any of such Liquids Stock in any arm's-length sale, then the value of that transferred Liquids Stock shall be deemed to be the actual sales price thereof reduced by the amount of income taxes incurred by the Indemnitor attributable to the sale. For these purposes, the amount of income taxes which the Indemnitor shall be deemed to have incurred as a result of any such sale shall be the difference between the income taxes which would have been incurred by the Indemnitor had the sale not occurred less the actual income taxes incurred by the Indemnitor. Further, no indemnification shall be allowed under
     Section 10.1(b) except to the extent that the total amount of Indemnified Losses payable with respect to all Indemnification Events under Section 10.1(b) exceed $100,000 in the aggregate.

               (d) THIRD-PARTY BENEFICIARIES. Any Indemnitee who is not a signatory party to this Agreement shall nevertheless be deemed to be a third-party beneficiary of this Agreement for purposes of this Section 10.

               (e) DEFENSE OF THIRD-PARTY CLAIMS. In the event any claim, action, suit, proceeding, demand, assessment, or adjustment is asserted against any Indemnitee hereunder other than by an Indemnitor (such claim, action, suit, proceeding, demand, assessment, or adjustment being referred to herein as a "Third-Party Claim"), then the Indemnitee shall defend the Third-Party Claim in a diligent, prudent, and good faith manner. The Indemnitee shall also use reasonable efforts to mitigate, to the extent reasonably possible under the circumstances, the amount of the Indemnified Losses with respect to the Third-Party Claim. The Indemnitee shall not make or agree to make any payments in settlement or compromise of any Third-Party Claim or consent to the entry of any judgment with respect to any Third-Party Claim without first giving notice thereof to the Indemnitor. Nothing contained herein shall prevent the Indemnitor and Indemnitee from further agreeing as between themselves as to the allocation between them of the duties, responsibilities, and costs of defense and settlement of any such Third-Party Claim. At all times, the Indemnitor and Indemnitee will advise and consult with each other regarding the matters contained in this Section 10 and shall be under a duty to act cooperatively and in good faith.


                                   SECTION 11

                                     GENERAL

          11.1 NOTICES. All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally or by telecopier, telex or other similar communication to the party or parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the party to whom notice is to be given at the address set forth below or to such other addresses as either party hereto may designate to the other by notice from time to time for this purpose, on the first business day following actual receipt if notice is given by an overnight express mail service. All notices and other communications to the Shareholder shall be given as follows:

          The Mesa Companies
          and the
          Shareholder:             Thomas B. Blanton
          -----------              Mesa Processing, Inc.
                                   3820 N. Grove Street
                                   Fort Worth, Texas  76106
                                   (800) 433-0470

                                   Telecopier No.:  (817) 740-1236


                                   WITH A COPY TO:

                                   Gerald J. Reihsen, III
                                   Reihsen & Associates
                                   500 North Akard
                                   Suite 3850
                                   Dallas, Texas  75201

                                   Telecopier No.:  (214) 740-3801


          Liquids:                 U S Liquids Inc.
          -------                  411 N. Sam Houston Parkway East
                                   Suite 400
                                   Houston, Texas 77060

                                   ATTN:     W. Gregory Orr, Chief Executive
                                             Officer

                                   (281) 272-4500
                                   Telecopier No.: (281) 272-4545


                                   WITH A COPY TO:

                                   Hartzog Conger & Cason
                                   1600 Bank of Oklahoma Plaza
                                   201 Robert S. Kerr
                                   Oklahoma City, Oklahoma  73112
                                   (405) 235-7000

                                   Attn:  Len Cason and John Robertson
                                   Telecopier No.:  (405) 235-7329

          11.2 INTEGRATED AGREEMENT. This Agreement contains and constitutes the entire agreement between and among the parties herein and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof, including but not limited to that certain letter, dated February 14, 1997. There are no agreements, understandings, restrictions, warranties or representations among the parties relating to the subject matter hereof other than those set forth or referred to herein. All schedules and exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement or any evidence thereof, until it has been signed by all parties hereto. Any reference to this Agreement shall be deemed to also refer to the exhibits, schedules, and attachments hereof.


          11.3 CONSTRUCTION. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Texas. In the event any party hereto institutes any legal action in connection with any matter contained herein, that legal action shall be instituted in the District Court of Harris County, Texas, if in state court, and if federal court, then in the federal district court of Houston, Texas. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained herein.
Any reference to a person shall include any individual or legal entity.


          11.4 INVALIDITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provisions shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provisions while still remaining valid and enforceable, and the remaining terms or provisions contained herein shall not be affected thereby.


          11.5 BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

          11.6 LITIGATION EXPENSE. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the other parties to such action such party's reasonable attorneys' and accountants' fees, court costs and other expenses incidental to such litigation.


          11.7 COUNTERPART EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.


          11.8 AMENDMENT AND WAIVER. This Agreement may be amended at any time, but only by an instrument in writing executed by both parties hereto. A party hereto may waive any requirement to be performed by the other party, provided that such waiver shall be in writing and executed by the party waiving the requirement.

          11.9 TIME OF ESSENCE. Time shall be of the essence with respect to the performance by the parties hereto of their respective obligations hereunder.

          11.10 NEGATION OF THIRD-PARTY BENEFICIARY. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement.

          11.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, covenants, and warranties contained in this Agreement, except as otherwise specifically stated, shall survive the Closing Date for a period of one (1) year.

          11.12 KNOWLEDGE DEFINED. For purposes of this Agreement, a corporation will be deemed to know or have knowledge of any matter if any executive officer or director of that corporation has actual knowledge of that matter. Such an executive officer or director will be deemed to have actual knowledge of any matter if, during the course of that executive officer's or director's business and affairs, (i) he should have knowledge of such matter and (ii) it would be highly unlikely that he did not have actual knowledge of that matter. Each Mesa Company and the Shareholder shall be deemed to have knowledge of any matter of which any of them has knowledge.

          11.13 WAIVER OF SUBROGATION, ETC. If the Shareholder materially breaches any representation, warranty, covenant, or other obligation of the Shareholder set forth in this Agreement, then he waives and agrees that he shall not have any right of subrogation, indemnity, or similar remedy against Mesa; provided, however, that this waiver shall not apply if this Agreement is terminated and the Mesa Companies are not acquired by Liquids.


          11.14 JOINT AND SEVERAL AGREEMENTS, REPRESENTATIONS, WARRANTIES,
AND COVENANTS. All agreements, representations, warranties, and covenants made by any Mesa Company or by all Mesa Companies hereunder shall be deemed to be made jointly and severally by all Mesa Companies, and all representations, warranties, covenants made by Liquids or any Newco Company shall be deemed to be made jointly and severally by Liquids and all Newco Companies.


          11.15 SCHEDULES AND EXHIBITS. The parties acknowledge that certain schedules and exhibits hereto pertaining to the Mesa Companies have been prepared or assembled with the participation of representatives of Liquids. Nevertheless, the Shareholder and the Mesa Companies represent and agree that Liquids shall have no responsibility or liability for any participation in the preparation of such schedules and exhibits and shall have no responsibility or accountability therefor.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have executed below.

                                             U S LIQUIDS INC.


                                             By: /s/ W. Gregory Orr
                                                ----------------------------
                                                W. Gregory Orr, Chief
                                                Executive Officer


                                             MESA ACQUISITION CORP.


                                             By: /s/ Earl J. Blackwell
                                                ----------------------------


                                             T&T GS ACQUISITION CORP.


                                             By: /s/ Earl J. Blackwell
                                                ----------------------------

                                             PHOENIX F&O ACQUISITION CORP.


                                             By: /s/ Earl J. Blackwell
                                                ----------------------------

                                             MESA PROCESSING, INC.


                                             By: /s/ Thomas B. Blanton
                                                ----------------------------
                                                Thomas B. Blanton, President


                                             T&T GREASE SERVICE, INC.


                                             By: /s/ Thomas B. Blanton
                                                ----------------------------

                                             PHOENIX FATS & OILS, INC.


                                             By: /s/ Thomas B. Blanton
                                                ----------------------------

                                             SHAREHOLDER:

                                             /s/ Thomas B. Blanton
                                             -------------------------------
                                             Thomas B. Blanton